SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of November 22, 2015, (this “Agreement”) by and among VinCompass Corp., a California corporation (hereinafter referred to as “VinCompass”), the shareholders of VinCompass set forth on Schedule I hereto (the “VinCompass Shareholders”), and Tiger Jiujiang Mining, Inc., a Wyoming corporation (“TIGER”), and the controlling stockholders of TIGER set forth on Schedule II hereto (the “TIGER Controlling Stockholders”).

WHEREAS, the shareholders of VinCompass owning 100% of the issued and outstanding shares of VinCompass (the “VinCompass Shares”), through Peter Lachapelle (the “VinCompass Representative”), will exchange the VinCompass Shares, for 26,000,000 newly-issued shares of TIGER common stock (the “Consideration”); and

WHEREAS, (i) the VinCompass Shareholders and VinCompass believe it is in their respective best interests for the VinCompass Shareholders to exchange 5,200,000 common stock shares, which equals 100% of the VinCompass Shares for Twenty Six Million (26,000,000) newly-issued shares of common stock, $0.001 par value per share, of TIGER (such shares being hereinafter referred to as the “TIGER Shares”); and (ii) TIGER believes it is in its best interest and the best interest of its stockholders to acquire the VinCompass Shares in exchange for the TIGER Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF VINCOMPASS SHARES FOR TIGER SHARES

Section 1.1 Agreements to Exchange VinCompass Shares for TIGER Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the VinCompass Shareholders shall assign, transfer, convey and deliver the VinCompass Shares of common stock to TIGER and in consideration and exchange for the VinCompass Shares, TIGER shall issue, transfer, convey and deliver the TIGER Shares to the VinCompass Shareholders.

Section 1.2 Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 5:00 p.m. Pacific Time on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

Section 1.3 Directors of TIGER at Closing Date. On or before the Closing Date, Chang Ya-Ping, the current sole director of TIGER, shall resign from the board of directors of TIGER (the “TIGER Board”) and the appointment of Peter Lachapelle to the TIGER Board shall become effective.

Section 1.4 Officers of TIGER at Closing Date. On or before the Closing Date, Chang Ya-Ping shall resign from each officer position held at TIGER and immediately thereafter, the TIGER Board shall appoint Peter Lachapelle to serve as President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of TIGER.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TIGER

TIGER and the TIGER Controlling Stockholders represent, warrant and agree that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1 Corporate Organization

A.          TIGER is a corporation duly organized, validly existing and in good standing under the laws of Wyoming, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of TIGER. “Material Adverse Effect” means, when used with respect to TIGER, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of TIGER, or materially impair the ability of TIGER to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

B.          Copies of the Articles of Incorporation and Bylaws of TIGER with all amendments thereto, as of the date hereof (the “TIGER Charter Documents”), have been furnished to VinCompass, and such copies are accurate and complete as of the date hereof. The minute books of TIGER are current as required by law, contain the minutes of all meetings of the TIGER Board and stockholders of TIGER from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the TIGER Board and stockholders of TIGER. TIGER is not in violation of any of the provisions of the TIGER Charter Documents.

Section 2.2 Capitalization of TIGER.

A.          The authorized capital stock of TIGER consists of 402,000,000 shares, which consists of 400,000,000 shares of common stock, par value $0.001, of which 42,500,000 shares of common stock shall be issued and outstanding, immediately prior to this Share Exchange, subject to and conditioned upon the consummation of the actions described in Sections 5.2 and 5.3. , and 2,000,000 authorized shares of preferred stock, par value $.001, of which 1,000,000 shares issued and outstanding immediately prior to this Share Exchange.

B.          All of the issued and outstanding shares of common stock and preferred stock of TIGER immediately prior to this Share Exchange are, and all shares of common stock and preferred stock of TIGER when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder. Except with respect to securities to be issued in connection with the Share Exchange and to the VinCompass Shareholders pursuant to the terms hereof, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of TIGER’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to TIGER or any capital or common stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of TIGER’s capital stock. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which TIGER is a party or by which it is bound with respect to any equity security of any class of TIGER. TIGER is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of TIGER. The issuance of all of the shares of TIGER described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of TIGER has any right to rescind or bring any other claim against TIGER for failure to comply with the Securities Act, or state securities laws.

C.          There are no outstanding contractual obligations (contingent or otherwise) of TIGER, except to retire 25,000,000 outstanding shares of capital stock of TIGER post-closing for the cancellation of the existing asset.

Section 2.3 Outstanding Warrants. As of the date of this Agreement, there are no outstanding and unexercised warrants issued by TIGER.

Section 2.4 Outstanding Agreements. There are no outstanding agreements to which TIGER is a party or any agreements contemplated by TIGER.

Section 2.5 Subsidiaries and Equity Investments. TIGER does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.6 Authorization, Validity and Enforceability of Agreements. TIGER has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the “Agreements”) to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreements by TIGER and the consummation by TIGER of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of TIGER, and no other corporate proceedings on the part of TIGER are necessary to authorize the Agreements or to consummate the transactions contemplated hereby and thereby. The Agreements constitute the valid and legally binding obligation of TIGER and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. TIGER does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Agreements, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) resulting from the issuance of the TIGER Shares in connection with the Share Exchange.

Section 2.7 No Conflict or Violation. Neither the execution and delivery of the Agreements by TIGER, nor the consummation by TIGER of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the TIGER Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which TIGER is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which TIGER is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of TIGER’s assets, including without limitation, the TIGER Shares.

Section 2.8 Agreements. Except as disclosed on documents filed with the Securities and Exchange Commission (the “Commission” or “SEC”) or the Over the Counter Markets (“OTC”), TIGER is not a party to or bound by any contracts, including, but not limited to, any:

A.          employment, advisory or consulting contract;

B.          plan providing for employee benefits of any nature, including any severance payments;

C.          lease with respect to any property or equipment;

D.           contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

E.           contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization; or

F.          agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except with respect to the TIGER Shares to be issued pursuant to this Agreement.

TIGER has provided to VinCompass prior to the date of this Agreement, true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the “TIGER Contracts”). TIGER shall satisfy all liabilities due under the TIGER Contracts as of the date of Closing. All such liabilities shall be satisfied or released at or prior to Closing.

Section 2.9 Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of TIGER, currently threatened against TIGER or any of its affiliates, that may affect the validity of this Agreement or the right of TIGER to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of TIGER, currently threatened against TIGER or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to TIGER or any of its affiliates. Neither TIGER nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by TIGER or any of its affiliates relating to TIGER currently pending or which TIGER or any of its affiliates intends to initiate.

Section 2.10 Compliance with Laws. TIGER has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.11 Financial Statements; Public Filings with the SEC.

A.          TIGER’s financial statements (the “Financial Statements”) contained in its periodic reports filed with the SEC have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of TIGER as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments, as necessary. TIGER has no material liabilities (contingent or otherwise). TIGER is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. TIGER maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

B.          TIGER has made all necessary filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There has been no event, fact or circumstance that would cause any certification signed by any officer of TIGER in connection with any Public Report to be untrue, inaccurate or incorrect in any respect. There has been no revocation order, suspension order, injunction or other proceeding or law affecting the trading of TIGER’s common stock in the United States or any other country.

Section 2.12 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, TIGER Board minutes and financial and other records of whatsoever kind of TIGER have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of TIGER. TIGER maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.13 Employee Benefit Plans. TIGER does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.14 Tax Returns, Payments and Elections. TIGER has not filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and TIGER has timely paid all Taxes due and adequate provisions have been and are reflected in TIGER’s Financial Statements for all current taxes and other charges to which TIGER is subject and which are not currently due and payable. None of TIGER’s federal income tax returns have been audited by the Internal Revenue Service. TIGER has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against TIGER for any period, nor of any basis for any such assessment, adjustment or contingency. TIGER has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, U.S. income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any U.S., local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person or entity.

Section 2.15 No Debt Obligations. Upon the Closing Date, TIGER will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby and approximately $120,000 owed to a shareholder for expenses advanced to cover TIGER’s filings through November 30, 2015. TIGER is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.16 No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to TIGER or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.17 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by TIGER to arise, between TIGER and any accountants and/or lawyers formerly or presently engaged by TIGER. TIGER is current with respect to fees owed to its accountants and lawyers.

Section 2.18 INTENTIONALLY OMITTED.

Section 2.19 Absence of Undisclosed Liabilities. Except as specifically disclosed in the Public Reports: (A) there has been no events, occurrences or developments that have resulted in or could result in a Material Adverse Effect; (B) TIGER has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees to be paid prior to Closing; (C) TIGER has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) TIGER has not made any loan, advance or capital contribution to or investment in any person or entity; (E) TIGER has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) TIGER has not suffered any losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, TIGER has not entered into any transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.20 No Integrated Offering. TIGER does not have any registration statement pending before the Commission or currently under the Commission’s review and since the period ended December 31, 2011, except as contemplated under this Agreement, TIGER has not offered or sold any of its equity securities or debt securities convertible into shares of common stock.

Section 2.21 Employees.

A.          TIGER has no employees.

B.           Other than Chang Ya-Ping, TIGER does not have any officers or directors. No director or officer of TIGER is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director or officer of TIGER or (b) the ability of TIGER to conduct its business.

Section 2.22 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to TIGER or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by TIGER but which has not been so publicly announced or disclosed. TIGER has not provided to VinCompass, or the VinCompass Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by TIGER but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Share Exchange.

Section 2.23 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of TIGER or the TIGER Controlling Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.24 No Assets or Real Property. Except as set forth on the most recent Financial Statements, TIGER does not have any assets of any kind. TIGER does not own or lease any real property.

Section 2.25 Interested Party Transactions. Except as disclosed herein and in the Public Reports, no officer, director or shareholder of TIGER or any affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which: (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by TIGER; or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish TIGER any goods or services; or (b) a beneficial interest in any contract or agreement to which TIGER is a party or by which it may be bound or affected.

Section 2.26 Intellectual Property. TIGER does not own, use or license any intellectual property in its business as presently conducted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VINCOMPASS

VinCompass represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to VinCompass, are true and complete as of the date hereof.

Section 3.1 Incorporation. VinCompass (“VinCompass”) is a California corporation and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of VinCompass’s Articles of Incorporation or Bylaws, or similar documents. VinCompass has taken all actions required by law, its Articles of Incorporation or Bylaws, or otherwise to authorize the execution and delivery of this Agreement. VinCompass has full power, authority, and legal capacity and has taken all action required by law, it’s Articles of Incorporation or Bylaws, and otherwise to consummate the transactions herein contemplated.

Section 3.2 Authorized Shares. VinCompass has ten million (10,000,000) shares of common stock authorized, of which five million two hundred thousand (5,200,000) common stock shares are issued and outstanding. The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the date of this Agreement, there are no outstanding and unexercised warrants of VinCompass.

Section 3.3 Subsidiaries and Predecessor Corporations. VinCompass has no subsidiaries.

Section 3.4 Financial Statements. VinCompass has kept all books and records since inception and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of VinCompass. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, including but not limited to any previous tax liability.

VinCompass has duly allowed for all taxation reasonably foreseeable and VinCompass has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

The books and records, financial and otherwise, of VinCompass are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

All of VinCompass’s assets are reflected on its financial statements, and VinCompass has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise which is not reflected on its financial statements.

Section 3.5 Information. The information concerning VinCompass set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6 Absence of Certain Changes or Events. As of the date of this Agreement, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of VinCompass; and (b) VinCompass has not: (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.7 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of VinCompass after reasonable investigation, threatened by or against VinCompass or affecting VinCompass or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. VinCompass does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 3.8 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which VinCompass is a party or to which any of its assets, properties or operations are subject.

Section 3.9 Compliance With Laws and Regulations. To the best of its knowledge, VinCompass has not complied with all applicable statutes and regulations. VinCompass is currently delinquent in its annual state filings with the state of California.

Section 3.10 Approval of Agreement. The Board of Directors of VinCompass has authorized the execution and delivery of this Agreement by VinCompass and has approved this Agreement and the transactions contemplated hereby.

Section 3.11 Valid Obligation. This Agreement and all agreements and other documents executed by VinCompass in connection herewith constitute the valid and binding obligation of VinCompass, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VINCOMPASS SHAREHOLDERS

Each of the he VinCompass Shareholders hereby severally and not jointly represent and warrant to TIGER:

Section 4.1 Authority. Such VinCompass Shareholder has the right, power, authority and capacity to execute and deliver this Agreement to which such VinCompass Shareholders are each a party, to consummate the transactions contemplated by this Agreement to which such VinCompass Shareholder is each a party, and to perform such VinCompass Shareholders’ obligations under this Agreement to which such VinCompass Shareholders is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by such VinCompass Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than such VinCompass Shareholder, this Agreement is duly authorized, executed and delivered by such VinCompass Shareholders and constitutes the legal, valid and binding obligations of such VinCompass Shareholder, enforceable against such VinCompass Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

Section 4.2 No Conflict. Neither the execution or delivery by such VinCompass Shareholder of this Agreement to which such VinCompass Shareholder is a party nor the consummation or performance by such VinCompass Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of such VinCompass Shareholders (if such VinCompass Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such VinCompass Shareholders is a party or by which the properties or assets of such VinCompass Shareholder is bound; or (c) contravene, conflict with, or result in a violation of, any law or order to which such VinCompass Shareholder, or any of the properties or assets of such VinCompass Shareholder, may be subject.

Section 4.3 Litigation. There is no pending Action against such VinCompass Shareholder that involves the VinCompass Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of VinCompass and, to the knowledge of such VinCompass Shareholder, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4 Acknowledgment. Such VinCompass Shareholder understands and agrees that the TIGER Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the TIGER Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

Section 4.5 Stock Legends. Such VinCompass Shareholder hereby agrees with TIGER as follows:

A.          Legend. The certificates evidencing the TIGER Shares issued to such VinCompass Shareholder will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

B.          Other Legends. The certificates representing such TIGER Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

C.          Opinion. Such VinCompass Shareholder shall not transfer any or all of the TIGER Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the TIGER Shares, without first providing TIGER with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the TIGER) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6 Ownership of Shares. Such VinCompass Shareholder is both the record and beneficial owner of the VinCompass Shares. Such VinCompass Shareholder is not the record or beneficial owner of any other shares of VinCompass. Such VinCompass Shareholder has and shall transfer at the Closing, good and marketable title to the VinCompass Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7 Pre-emptive Rights. Such VinCompass Shareholder has no pre-emptive rights or any other rights to acquire any shares of VinCompass that have not been waived or exercised.

Section 4.8 Investors. Such VinCompass Shareholder is: (a) an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act; (b) a non-accredited investor who is a sophisticated person within the meaning of Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act; or (c) an exempt investor in accordance with the provisions of Regulation S promulgated under the Securities Act.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF VINCOMPASS AND THE VINCOMPASS SHAREHOLDERS

The obligations of VinCompass to consummate the transactions contemplated by this Agreement are subject to the fulfillment, before, on or subsequent the Closing Date, of the following conditions, any one or more of which may be waived by VinCompass or such of the VinCompass Shareholders , as the case may be, at their sole discretion:

Section 5.1 Representations and Warranties of TIGER. All representations and warranties made by TIGER in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Section 5.2 Current in state filings. VinCompass is currently delinquent in its annual state filings with the state of California. Subsequent to closing of this Agreement, VinCompass shall become current in all its California state filings.

Section 5.3 Agreements and Covenants. TIGER shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.4 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.5 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of TIGER shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.6 Other Closing Documents. VinCompass shall have received such certificates, instruments and documents in confirmation of the representations and warranties of TIGER, TIGER’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the VinCompass Shareholders and/or their counsel may reasonably request.

Section 5.7 Documents. TIGER must have caused the following documents to be delivered to VinCompass:

A.          share certificates evidencing the TIGER Shares registered in the name of the VinCompass Shareholders;

B.          a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the TIGER Charter Documents, (B) the resolutions of the TIGER Board approving this Agreement and the transactions contemplated hereby and thereby; and (C) the incumbency of each authorized officer of TIGER signing this Agreement to which TIGER is a party;

C.          an Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.7 and 5.8;

D.          a Certificate of Good Standing of TIGER, dated as of a date not more than twenty business days prior to the Closing Date;

E.          this Agreements duly executed;

F.          the resignations of Chang Ya-Ping as an officer and director of TIGER on or before the Closing Date; and,

H.          such other documents as VinCompass or the VinCompass Shareholders may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of TIGER, (B) evidencing the performance of, or compliance by TIGER with any covenant or obligation required to be performed or complied with by TIGER, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.8 No Material Adverse Effect. There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to TIGER.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF TIGER

The obligations of TIGER to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by TIGER in its sole discretion:

Section 6.1 Representations and Warranties of VinCompass and the VinCompass Shareholders. All representations and warranties made by VinCompass and the VinCompass Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date.

Section 6.2 Approval by Majority Consent. The holders of at least a majority (51%) of the outstanding shares of common stock of VinCompass must approve this Agreement by written consent, in accordance with the requirements of California Corporations Code, prior to the Closing Date.

Section 6.3 Agreements and Covenants. VinCompass and the VinCompass Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.4 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.5 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of VinCompass shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.6 Other Closing Documents. TIGER shall have received such certificates, instruments or documents in confirmation of the representations and warranties of VinCompass and the VinCompass Shareholders, the performance of VinCompass’s and the VinCompass Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as TIGER or its counsel may reasonably request.

Section 6.7 Documents. VinCompass and the VinCompass Shareholders must deliver to TIGER at the Closing:

A.          share certificates or other documentation evidencing the number of VinCompass Shares, along with executed share transfer forms transferring such VinCompass Shares to TIGER;

B.          this Agreement to which the VinCompass and the VinCompass Shareholders are each a party, duly executed; and

C.      Cancellation of 5,200,000 common shares of VinCompass prior to Closing; and

D.          such other documents as TIGER may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of VinCompass and the VinCompass Shareholders, (B) evidencing the performance of, or compliance by VinCompass and the VinCompass Shareholders with, any covenant or obligation required to be performed or complied with by VinCompass and the VinCompass Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.8 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the VinCompass Shares, or any other stock, voting, equity, or ownership interest in, VinCompass, or (b) is entitled to all or any portion of the TIGER Shares.

ARTICLE VII

POST-CLOSING AGREEMENTS

Section 7.1 SEC or OTC Documents. From and after the Closing Date, in the event the SEC or OTC notifies TIGER of its intent to review any Public Report filed prior to the Closing Date or TIGER receives any oral or written comments from the SEC or OTC with respect to any Public Report filed prior to the Closing Date, upon request the TIGER Controlling Stockholders shall reasonably cooperate with TIGER in responding to any such oral or written comments.

Section 7.2 Current in State Filings. VinCompass is currently delinquent in its annual state filings with the state of California. Subsequent to closing of this Agreement, VinCompass shall make all necessary filings to become current in all of its California state filings.

Section 7.3 Financial Statements and Public Filings of TIGER. TIGER shall timely file with the SEC the financial statements and public filings for all periods ending prior to the Closing, and shall provide the work papers for all financial periods through the date of the Closing.

Section 7.4 Cancellation of Shares. TIGER shall cause to be cancelled, within a reasonable period, approximately 25,000,000 common shares of stock of the Company, post-closing of the Share Exchange Agreement.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the five-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 8.2 Indemnification.

A.          Indemnification Obligations in favor of the TIGER Controlling Stockholders. From and after the Closing Date until the expiration of the Survival Period, VinCompass shall reimburse and hold harmless each of the TIGER Controlling Stockholders (such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “TIGER Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by such TIGER Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any TIGER Indemnified Party, which arises or results from a third-party claim brought against a TIGER Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of VinCompass. All claims of TIGER pursuant to this Section 8.2 shall be brought by the TIGER Controlling Stockholders on behalf of TIGER and those Persons who were stockholders of TIGER immediately prior to the Closing Date. In no event shall any such indemnification payments exceed Five Thousand ($5,000.00) USD in the aggregate from VinCompass. No claim for indemnification may be brought under this Section 8.2(A) unless all claims for indemnification, in the aggregate, total more than Four Thousand Nine Hundred Ninety Nine ($4,999.00) USD.

B.          Indemnification Obligations in favor of VinCompass and the VinCompass Shareholders. From inception until the expiration of the Survival Period, the TIGER Controlling Stockholders shall indemnify and hold harmlessVinCompass, the VinCompass Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (each a “VinCompass Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, any and all environmental claims and regulatory liabilities including, without limitation, legal fees (collectively, “Damages”) arising out of: (i) any breach of representation or warranty made by TIGER or the TIGER Controlling Stockholders in this Agreement, and in any certificate delivered by TIGER or the TIGER Controlling Stockholders pursuant to this Agreement; (ii) any breach by TIGER or the TIGER Controlling Stockholders of any covenant, obligation or other agreement made by TIGER or the TIGER Controlling Stockholders in this Agreement; and (iii) a third-party claim based on any acts or omissions by TIGER or the TIGER Controlling Stockholders. In no event shall any such indemnification payments exceed ten million ($10,000,000) USD in the aggregate from the TIGER Controlling Stockholders. No claim for indemnification may be brought under this Section 8.2(B) unless all claims for indemnification, in the aggregate, total more than $10,000.00 USD.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or 7 days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to VinCompass or the VinCompass Shareholders, to:

VinCompass, Inc.
Attn: Peter Lachapelle
795 Folsom Street, 1st Floor
San Francisco, CA 94107

With a copy to (which copy shall not constitute notice):

Zouvas & Associates LLP
Attn: Luke C. Zouvas, Esq.
3990 Old Town Avenue, Suite C102
San Diego, CA 92110

If to TIGER or the TIGER Controlling Stockholders, to:

Tiger Jiujiang Mining, Inc.
6/F, No.81 Meishu East Road
Kaohsiung, Taiwan

With a copy to (which copy shall not constitute notice):

_________________
1574 Gulf Road, No. 43
Point Roberts, WA 98281

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 9.4.

Section 9.5 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.7 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.9 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of California and/or the U.S. District Court for California, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.4.

Section 9.10 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California without giving effect to the choice of law provisions thereof.

Section 9.12 Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TIGER JIUJIANG MINING, INC. (“TIGER”)

/s/ Chang Ya-Ping
Name: Chang Ya-Ping
Title: Chief Executive Officer and Director

TIGER CONTROLLING STOCKHOLDERS

/s/ Chang Ya-Ping
Name: Chang Ya-Ping

VINCOMPASS (“VINCOMPASS”)

/s/ Peter Lachapelle
Name: Peter Lachapelle
Title: President and Director

SCHEDULE I

VINCOMPASS SHAREHOLDERS

Name	VinCompass Shares Held	# of Tiger shares to be issued

To be provided at closing.

Total Shares	5,200,000	26,000,000

SCHEDULE II

TIGER CONTROLLING STOCKHOLDERS

NAME	TIGER SHARES HELD Post 5 for 1 forward split
Asia Finance Corporation Ltd broker dealer – beneficial owner is Image Overseas, S.A.	1,500,000
Tsou Chia-Hao	100,000
Chen Chiea-Cheng	100,000
Chang Chih-Wei	1,000,000
Brian C. Doutaz	500,000
Patrick Duffy	1,500,000
Shen Chuan His	100,000
Zhi Zhang Huan	200,000
Wendy Jackson	1,500,000
Ma Cheng Ji	100,000
J Kraan	1,500,000
Chen Hsin Shun	100,000
Trend Time Development Limited	100,000
Pan Shu Tsang	100,000
Dai Wei Tse	100,000
S Garth Webster	1,500,000
Xu Xing	500,000
Chang Ya- Ping	25,000,000
Chen Chiea-Cheng	1,000,000
Gotama Capital, S.A.	2,000,000
Trius Holdings Limited	1,982,500
Crossfell Enterprises Ltd.	2,000,000
Colin T. McGlinn	17,500

TOTALS	42,500,000